Exhibit 4.14

EXECUTION VERSION

Hampton Roads Office Portfolio

CO-LENDER AGREEMENT

Dated as of June 27, 2019

between

LOANCORE CAPITAL MARKETS LLC

(Note A-1 Holder)

LCM WAREHOUSE VII LLC

(Note A-2 Holder)

LCM WAREHOUSE VII LLC

(Note A-3 Holder)

LCM WAREHOUSE VII LLC

(Note A-4 Holder)

LOANCORE CAPITAL MARKETS LLC

(Note A-5 Holder)

and

LCM WAREHOUSE VII LLC

(Note A-6 Holder)

TABLE OF CONTENTS

Page

1.	Definitions; Conflicts.	2
2.	Servicing of the Mortgage Loan.	14
3.	Priority of Notes.	16
4.	Workout.	16
5.	Accounts; Payment Procedure.	16
6.	Limitation on Liability.	17
7.	Representations of the Holders.	17
8.	Independent Analyses of each Holder.	18
9.	No Creation of a Partnership or Exclusive Purchase Right.	18
10.	Not a Security.	18
11.	Other Business Activities of the Holders.	19
12.	Transfer of Notes.	19
13.	Exercise of Remedies by the Servicer.	21
14.	Rights of the Directing Holder.	23
15.	Appointment of Special Servicer.	24
16.	Rights of the Non-Directing Holders.	24
17.	Advances; Reimbursement of Advances.	25
18.	Provisions Relating to Securitization.	26
19.	Governing Law; Waiver of Jury Trial.	33
20.	Modifications.	33
21.	Successors and Assigns; Third Party Beneficiaries.	33
22.	Counterparts.	33
23.	Captions.	33
24.	Notices.	34
25.	Custody of Mortgage Loan Documents.	34

-i-

THIS CO-LENDER AGREEMENT (the “Agreement”), dated as of June 27, 2019, is between LOANCORE CAPITAL MARKETS LLC, a Delaware limited liability company (“LCM”), having an address at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, as the holder of Note A-1 (in such capacity, the “Note A-1 Holder”), LCM WAREHOUSE VII LLC, a Delaware limited liability company (“Warehouse VII”), having an address c/o LoanCore Capital at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, as the holder of Note A-2 (in such capacity, the “Note A-2 Holder”), Warehouse VII, as the holder of Note A-3 (in such capacity, the “Note A-3 Holder”), Warehouse VII, as the holder of Note A-4 (in such capacity, the “Note A-4 Holder”), LCM, as the holder of Note A-5 (in such capacity, the “Note A-5 Holder”) and Warehouse VII, as the holder of Note A-6 (in such capacity, the “Note A-6 Holder”).

W I T N E S S E T H:

WHEREAS, LCM has made a mortgage loan in the original principal amount of $133,000,000 (the “Mortgage Loan”) to Hampton Roads I Owner, LLC, Hampton Roads II Owner, LLC, Hampton Roads III Owner, LLC, Hampton Roads IV Owner, LLC, Hampton Roads V Owner, LLC, Hampton Roads VI Owner, LLC, Hampton Roads VII Owner, LLC, Hampton Roads VIII Owner, LLC, Hampton Roads IX Owner, LLC, Hampton Roads TRS Holding A, LLC, Hampton Roads TRS Holding B, LLC and Hampton Roads TRS Holding C, LLC (collectively and together with each of its permitted successors and assigns, the “Borrower”), pursuant to a loan agreement between the Borrower, as mortgage loan borrower (the “Mortgage Loan Borrower”), and LCM, as lender, dated as of March 28, 2019 (the “Loan Agreement”);

WHEREAS, the Mortgage Loan is evidenced by six promissory notes and the Mortgage Loan Borrower has executed and delivered to LCM (i) one promissory note in the original principal amount of $40,000,000 (“Note A-1”) made by the Mortgage Loan Borrower in favor of the Note A-1 Holder, (ii) one promissory note in the original principal amount of $33,000,000 (“Note A-2”) made by the Mortgage Loan Borrower in favor of LCM, (iii) one promissory note in the original principal amount of $20,000,000 (“Note A-3”) made by the Mortgage Loan Borrower in favor of LCM, (iv) one promissory note in the original principal amount of $20,000,000 (“Note A-4”) made by the Mortgage Loan Borrower in favor of LCM, (v) one promissory note in the original principal amount of $10,000,000 (“Note A-5”) made by the Mortgage Loan Borrower in favor of the Note A-5 Holder and (vi) one promissory note in the original principal amount of $10,000,000 (“Note A-6” and together with Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5, the “Notes”) made by the Mortgage Loan Borrower in favor of LCM;

WHEREAS, the Mortgage Loan is secured by a first mortgage lien (the “Mortgage”) on the twenty-two properties located in Virginia, as described on Exhibit A (collectively, the “Mortgaged Property”);

WHEREAS, on or prior to the date hereof, LCM transferred its right, title and interest in and to Note A-2, Note A-3, Note A-4 and Note A-6 to Warehouse VII;

WHEREAS, LCM intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-1 and Note A-5 to J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPM Depositor”) as depositor, pursuant to a Mortgage Loan Purchase Agreement, to be dated as of June 27, 2019, by and between JPM Depositor, as purchaser, and LCM, as seller, and JPM Depositor intends to transfer its right, title and interest in and to Note A-1 and Note A-5 to Wells Fargo Bank, National Association (“WFB”), as trustee for the JPMCC Commercial Mortgage Securities Trust 2019-COR5 pursuant to a pooling and servicing agreement, to be dated as of June 1, 2019 (the “Note A-1 PSA”), between JPM Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, WFB, as trustee, WFB, as certificate administrator and custodian and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer (such sales, transfers and assignments, the “Note A-1 Securitization”);

WHEREAS, at some time in the future, Warehouse VII intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-2 back to LCM and LCM intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-2 to one or more future Securitizations (such sales, transfers and assignments, the “Note A-2 Securitization”);

WHEREAS, at some time in the future, Warehouse VII intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-3 back to LCM and LCM intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-3 to one or more future Securitizations (such sales, transfers and assignments, the “Note A-3 Securitization”);

WHEREAS, at some time in the future, Warehouse VII intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-4 back to LCM and LCM intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-4 to one or more future Securitizations (such sales, transfers and assignments, the “Note A-4 Securitization”);

WHEREAS, at some time in the future, Warehouse VII intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-6 back to LCM and LCM intends (but is not bound) to sell, transfer and assign its right, title and interest in and to Note A-6 to one or more future Securitizations (such sales, transfers and assignments, the “Note A-6 Securitization”);

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold each Note;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.                  Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Servicing

Agreement. To the extent of any inconsistency between this Agreement and the Servicing Agreement, the terms of this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” shall have the meaning assigned to such term or analogous term in the Servicing Agreement.

“Advance” shall mean any P&I Advance or Property Advance made with respect to any of the Notes, the Mortgage Loan or the Mortgaged Property pursuant to a PSA.

“Affiliate” shall have the meaning set forth in the Lead Securitization PSA.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto, and all amendments hereof and supplements hereto.

“Asset Review” shall mean any review of representations and warranties conducted by the “Asset Representations Reviewer” under a Non-Lead Securitization, as contemplated by Item 1101(m) of Regulation AB.

“Borrower” shall mean the “Mortgage Loan Borrower” as such term is defined in in the recitals.

“Borrower Party Affiliate”: With respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a restricted mezzanine holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or restricted mezzanine holder, as applicable, (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly 25% or more of the beneficial interests in such restricted mezzanine holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“Certificates” shall mean any securities issued in connection with a Securitization.

“CLO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CLO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Directing Holder).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the “collection account” or sub-account thereof, established under the Servicing Agreement for the purpose of servicing the Mortgage Loan.

“Commission” shall have the meaning set forth in Section 18(d)(v).

“Consultation Termination Event” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“DBRS” shall mean DBRS, Inc. and its successors in interest.

“Defaulted Mortgage Loan” shall mean the Mortgage Loan in the event that the Mortgage Loan is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days in respect of its balloon payment, in either case to be determined without giving effect to any grace period permitted by the Mortgage Loan Documents and without regard to any acceleration of payments under the Mortgage Loan Documents.

“Depositor” shall mean, with respect to any Securitization, the depositor under the related PSA.

“Designated Holder” shall mean the Holder of Note A-1.

“Directing Holder” shall mean the Note A-1 Holder or, if Note A-1 is included in a Securitization, the holders of the Note A-1 Securitization Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates or such other party that the Note A-1 Holder grants the right to exercise the rights granted to the Directing Holder in this Agreement; provided, that no Borrower, property manager or Borrower Party Affiliate thereof shall be entitled to act as Directing Holder.

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Excluded Amounts” shall mean:

(i)                proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with the terms of the Mortgage Loan Documents;

(ii)                amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan Documents; and

(iii)                amounts that are then due and payable pursuant to the Servicing Agreement to the parties to the Servicing Agreement, including, without limitation, Servicing Fees, Special Servicing Fees, Liquidation Fees, Workout Fees, as applicable, reimbursement of costs and expenses, reimbursement of Property Advances and interest thereon at the Reimbursement Rate;

but shall not include (A) any amounts received in respect of any P&I Advances (and interest thereon), (B) any Servicing Fees due to the Master Servicer in excess of the Servicing Fee calculated at the “primary servicing fee rate” set forth in the Servicing Agreement and (C) any trustee fees.

“First Securitization” shall mean the first Securitization to close, which will be the Note A-1 Securitization.

“First Securitization Date” shall mean the closing date for the First Securitization.

“First Securitization PSA” shall mean the PSA entered into in connection with the First Securitization.

“Fitch” shall mean Fitch Ratings, Inc. and its successors in interest.

“Holder” shall mean the holder(s) of any one or more of the Notes, as the context indicates.

“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CLO, a trust vehicle or entity which holds any Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“JPM Depositor” shall have the meaning assigned to such term in the recitals.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“LCM” shall mean LoanCore Capital Markets LLC and its successors in interest.

“Lead Note” shall mean the Note held by the Lead Securitization.

“Lead Note Holder” shall mean the Holder of the Lead Note.

“Lead Securitization” shall mean the Note A-1 Securitization, provided that if the Note A-1 Securitization is not the First Securitization, (a) during the period from and after the First Securitization Date and prior to the Note A-1 Securitization Date, the First Securitization and (b) from and after the Note A-1 Securitization Date, the Note A-1 Securitization.

“Lead Securitization Date” shall mean the closing date of the Lead Securitization.

“Lead Securitization PSA” shall mean the Note A-1 Securitization PSA, provided that if the Note A-1 Securitization is not the First Securitization, (a) during the period from and after the First Securitization Date and prior to the Note A-1 Securitization Date, the First Securitization PSA and (b) from and after the Note A-1 Securitization Date, the Note A-1 PSA.

“Lead Securitization Trust” shall mean the trust established under the Note A-1 Securitization, provided that if the Note A-1 Securitization is not the First Securitization, (a) during the period from and after the First Securitization Date and prior to the Note A-1 Securitization Date, the trust established under the First Securitization PSA in connection with the First Securitization and (b) from and after the Note A-1 Securitization Date, the trust established under the Note A-1 PSA.

“Lead Servicer” shall mean the master servicer designated under the Note A-1 PSA, provided that if the Note A-1 Securitization is not the First Securitization, (a) during the period from and after the First Securitization Date and prior to the Note A-1 Securitization Date, the master servicer designated under the First Securitization PSA and (b) from and after the Note A-1 Securitization Date, the master servicer designated under the Note A-1 PSA.

“Liquidation Proceeds” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Major Action” shall have the meaning assigned to the term “Material Action,” “Major Action,” “Major Decision” or any equivalent term in the Servicing Agreement.

“Master Servicer” shall mean the master servicer under the Servicing Agreement and any successor thereunder.

“Master Servicer Remittance Date” shall mean:

(a)                With respect to the Lead Note, the “Master Servicer Remittance Date” (or analogous term) as defined in the Servicing Agreement, and

(b)               with respect to each other Note, the earlier of (1) the date set forth in clause (a) above and (2) the first Business Day after the “determination date,” as such term or a similar term is defined in the related PSA for any such Note that has been securitized, provided, however, that in no event may any such “determination date” occur prior to (and any such otherwise earlier “determination date” shall, for purposes of this definition, be deemed to occur on) the sixth day of each month or, if such sixth day is not a Business Day, the next succeeding Business Day.

For the avoidance of doubt, any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(d)(vii) below.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Monthly Payment” with respect to any period shall mean all amounts due and payable to any Holder or Holders during such period in accordance with the Mortgage Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Interest Rate” shall mean the Mortgage Interest Rate set forth in the Mortgage Loan Schedule with respect to each Note.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Documents” shall mean the Mortgage, the Loan Agreement, the Notes, and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the aggregate principal balance of the Notes evidencing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mortgage Loan and the Notes.

“Mortgaged Property” shall have the meaning assigned such term in the recitals.

“Non-Directing Holders” shall mean the holders of all or a portion of each Note (other than Note A-1 or any Note that is deposited in to the Note A-1 Securitization) or, if all or a portion of any other such Note is included in a Securitization, the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates or such other party otherwise entitled under each related PSA to exercise the rights granted to the Non-Directing Holders in this Agreement.

“Non-Lead Master Servicer” shall mean (i) from and after the First Securitization (if it is not the Note A-1 Securitization), to the extent any Note has been deposited into a Securitization, the master servicer under such related PSA, and (ii) from and after the Note A-1 Securitization, the master servicer designated under any PSA other than the Note A-1 PSA.

“Non-Lead Note” shall mean each of the Notes other than the Lead Note.

“Non-Lead Note Holders” shall mean the holders of the Non-Lead Notes (other than a Non-Lead Note that is included in the Lead Securitization).

“Non-Lead Securitization” shall mean, at any time, each Securitization that is not then the Lead Securitization.

“Non-Lead Servicing Agreements” shall mean from and after the date that any Note (other than Note A-1 or any other Note that is deposited into the Note A-1 Securitization) is deposited into a Securitization, the related PSA.

“Nonrecoverable Advance” shall have the meaning ascribed to such term in the Servicing Agreement.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall mean LCM or any subsequent holder of Note A-1.

“Note A-1 Principal Balance” shall mean, at any time of determination, the initial Note A-1 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-1 Holder and any reductions in such amount pursuant to Section 4.

“Note A-1 PSA” shall mean the “pooling and servicing agreement” entered into in connection with the Note A-1 Securitization.

“Note A-1 Securitization” shall have the meaning assigned to such term in the recitals.

“Note A-1 Securitization Date” shall mean the closing date of the Note A-1 Securitization.

“Note A-1 Trustee” shall mean the Trustee under the Note A-1 PSA.

A-2.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall mean Warehouse VII or any subsequent holder of Note A-2.

“Note A-2 Principal Balance” shall mean, at any time of determination, the initial Note A-2 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-2 Holder and any reductions in such amount pursuant to Section 4.

“Note A-2 Securitization” shall have the meaning assigned to such term in the recitals.

“Note A-3” shall have the meaning assigned to such term in the recitals.

“Note A-3 Holder” shall mean Warehouse VII or any subsequent holder of Note A-3.

A-3.

“Note A-3 Principal Balance” shall mean at any time of determination, the initial Note A-3 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-3 Holder and any reductions in such amount pursuant to Section 4.

thereon received by the Note A-3 Holder and any reductions in such amount pursuant to Section 4.

“Note A-3 Securitization” shall have the meaning assigned to such term in the recitals.

“Note A-4” shall have the meaning assigned to such term in the recitals.

“Note A-4 Holder” shall mean Warehouse VII or any subsequent holder of Note A-4.

A-4

“Note A-4 Principal Balance” shall mean at any time of determination, the initial Note A-4 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-4 Holder and any reductions in such amount pursuant to Section 4.

“Note A-4 Securitization” shall have the meaning assigned to such term in the recitals.

“Note A-5” shall have the meaning assigned to such term in the recitals.

“Note A-5 Holder” shall mean LCM or any subsequent holder of Note A-5.

“Note A-5 Principal Balance” shall mean, at any time of determination, the initial Note A-5 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-5 Holder and any reductions in such amount pursuant to Section 4.

“Note A-6” shall have the meaning assigned to such term in the recitals.

“Note A-6 Holder” shall mean Warehouse VII or any subsequent holder of Note A-6.

A-6

“Note A-6 Principal Balance” shall mean, at any time of determination, the initial Note A-6 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the Note A-6 Holder and any reductions in such amount pursuant to Section 4.

“Note A-6 Securitization” shall have the meaning assigned to such term in the recitals.

“Note A-6 Securitization Date” shall mean the closing date of the Note A-6 Securitization.

“Notes” shall have the meaning assigned to such term in the recitals.

“P&I Advance” shall mean an advance made by a party to any PSA with respect to a delinquent monthly debt service payment on the Notes included in the related Securitization.

“Penalty Charges” shall mean any amounts collected from the Borrower that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

“Permitted Fund Manager” shall mean any Person (a) listed on Exhibit C attached hereto or (b) that on the date of determination is (i) a Qualified Transferee or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through one or more funds with committed capital of at least $250,000,000 and (iii) not subject to a proceeding, whether voluntary or involuntary, relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pro Rata and Pari Passu Basis” shall mean with respect to the Notes and each Holder, (i) for purposes of allocating payments of interest among the Notes, each Note or Holder, as the case may be, is allocated its respective pro rata share based on the interest accrued on such Note at the respective Mortgage Interest Rate of such Note based on the outstanding principal balance of such Note and (ii) for all other purposes, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Holders, as the case may be, without any priority of any such Note or any such Holder over another Note or Holder, as the case may be, and in any event such that each Note or Holder, as the case may be, is allocated its respective pro rata share based on the outstanding principal balance of its Note in relation to the outstanding principal balance of the entire Mortgage Loan of such particular payment, collection, cost, expense, liability or other amount.

“Property Advance” shall mean an advance made in respect of property protection expenses or expenses incurred to protect, preserve and enforce the security for the Mortgage Loan or to pay taxes and assessments or insurance premiums with respect to the Mortgaged Property.

“PSA” shall mean each “pooling and servicing agreement” entered into in connection with each related Securitization.

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (1) rated at least “CSS3,” in the case of a special servicer, or at least “CMS2,” in the case of a master servicer, by Fitch, (2) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, (3) as to which neither Moody’s nor KBRA has cited servicing concerns of such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any CMBS transaction rated by Moody’s or KBRA, as applicable, and serviced by such servicer prior to the time of determination, (4) rated at least “MOR CS3” by Morningstar and (5) in the case of DBRS, such servicer is then acting as servicer or special servicer, as applicable, in a commercial mortgage loan securitization rated by DBRS and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such servicer as servicer or special servicer, as applicable, of such commercial mortgage securities as a material reason for such downgrade or withdrawal. For purposes of this definition, for so long as any Note is included in a Securitization, the ratings or actions of any Rating Agency that is not rating any such Securitization(s) shall not be considered.

“Qualified Transferee” shall mean any Holder of a Note (or an Affiliate of any such entity) or one or more of the following (other than a Borrower or any entity which is a Borrower Party Affiliate):

(i)                an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or

(ii)                an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Mortgage Loan; or

(iii)                an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above; or

(iv)                any entity Controlled by or under common Control or Controlling any of the entities described in clauses (i), (ii) or (iii) above; or

(v)                a Qualified Trustee (or, in the case of a CLO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized loan obligations (“CLO”) secured by, or (C) a financing through an “owner trust” of, any interest in a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by at least two of the Rating Agencies that also assigned a rating to one or more classes of securities issued in connection with the Securitization of a Note; (2) the special servicer for the Securitization Vehicle is a Qualified Servicer at the time of transfer; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Transferee, is a Qualified Transferee under clause (i), (ii), (iii) or (iv) of this definition; or

(vi)                an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle, provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees,

which, in the case of each of clauses (i), (ii), and (iii) of this definition, has at least $650,000,000 in total assets (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) at least $250,000,000 in capital/statutory surplus or shareholders’ equity, and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans similar to the Mortgage Loan.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is then rated in one of the top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean DBRS, Fitch, KBRA, Moody’s, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by any Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, unless specified otherwise, at any time during which any Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the applicable Depositor from time to time to rate the securities issued in connection with such Securitization.

“Rating Agency Confirmation” shall mean each of the applicable Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Designated Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

For the purposes of this Agreement, if any Rating Agency (1) waives, declines or refuses, in writing, to review or otherwise engage any request for a confirmation hereunder from such Rating Agency that a proposed action will not result in a qualification, downgrade or withdrawal of its then current rating of the securities issued pursuant to the related Securitization, or (2) does not reply to such request or responds in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation and the related timing, notice and other applicable provisions set forth in each PSA, as applicable, have been satisfied, then for such request only, the condition that such confirmation by such Rating Agency (only) be obtained will be deemed not to apply for purposes of this Agreement. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for such confirmation hereunder shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for such Rating

Agency Confirmation hereunder and the condition for such Rating Agency Confirmation pursuant to this Agreement for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“Reimbursement Rate” shall have the meaning assigned to such term or the term “Advance Rate” or an analogous term in the Servicing Agreement.

“REMIC” shall have the meaning assigned to such term in Section 2(f).

“REO Property” shall mean the Mortgaged Property, title to which has been acquired by the Servicer on behalf of (or other Person designated by) the Holders through foreclosure, deed in lieu of foreclosure or otherwise.

“Reporting Article” shall mean, with respect to any PSA, the article of such PSA that relates to reporting under the Securities Exchange Act of 1934, as amended, and Regulation AB.

“S&P” shall mean S&P Global Ratings, a division of S&P Global, and its successors in interest.

“Securitization” shall mean the Note A-1 Securitization, the Note A-2 Securitization, the Note A-3 Securitization, the Note A-4 Securitization, the Note A-6 Securitization and/or any other Securitization that includes one or more Notes.

“Servicer” shall mean (i) the Master Servicer with respect to a non-Specially Serviced Mortgage Loan and the Special Servicer with respect to a Specially Serviced Mortgage Loan, or (ii) with respect to a specific function, right or obligation as to which the Servicing Agreement designates the Master Servicer or the Special Servicer, the party so designated, as applicable, pursuant to the Servicing Agreement.

“Servicing Agreement” shall mean (a) during the period prior to the Note A-1 Securitization Date, if applicable, the First Securitization PSA and (b) from and after the Note A-1 Securitization Date, the Note A-1 PSA. In the event that the Lead Note is no longer in a Securitization the term “Servicing Agreement” shall refer to the subsequent servicing agreement entered into pursuant to Section 2.

“Servicing Fee” shall mean the fee of the Master Servicer pursuant to the terms of the Servicing Agreement, which will generally be calculated as the product of (i) the Servicing Fee Rate and (ii) the outstanding principal balance of the Mortgage Loan as of the date of determination.

“Servicing Fee Rate” shall have the meaning applied to such term in the Servicing Agreement, being the rate per annum which, when applied to the Mortgage Loan Principal Balance (which may be a different rate with respect to each of the Notes), will determine the servicing fee payable to the Master Servicer under the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Servicing Transfer Event” shall mean any of the events specified in the Servicing Agreement, whereby the servicing of the Mortgage Loan is required to be transferred to the Special Servicer from the Master Servicer.

“Special Servicer” shall mean the special servicer of the Mortgage Loan as appointed under the terms of this Agreement and the Servicing Agreement, or any successor special servicer appointed as provided thereunder or hereunder.

“Special Servicing Fee” shall have the meaning given to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loan during the period it is serviced by the Special Servicer following a Servicing Transfer Event.

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Warehouse VII” shall have the meaning given to such term in the recitals.

“Trustee” shall mean the trustee under any PSA, as the context requires.

2.                  Servicing of the Mortgage Loan. (a)  Each Holder acknowledges and agrees that, subject in each case to the specific terms of this Agreement, the Mortgage Loan shall be serviced by the Master Servicer and the Special Servicer under the Servicing Agreement in effect at any given time.

(b)               Subject to the terms and conditions of this Agreement, each Holder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer and the Trustee under the Servicing Agreement by the Depositor and the appointment of the Special Servicer by the Directing Holder and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Servicing Agreement. Each Holder hereby appoints the Master Servicer, the Special Servicer and the Trustee under the Servicing Agreement as such Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Holders as set forth herein and in such Servicing Agreement).

(c)                If, at any time the Lead Note is no longer in a Securitization, the Designated Holder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that is substantially similar to the Servicing Agreement (and, if any Non-Lead Note is in a Securitization, a Rating Agency Confirmation from the Rating Agencies that were engaged by the Depositor to rate such Securitization shall be obtained) and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that until a replacement Servicing Agreement has been entered into (and such written confirmation has been obtained), the Designated Holder shall cause the Mortgage Loan to be serviced pursuant to the provisions of the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loan may be performed by any Qualified Servicer appointed by the Designated Holder and does not have to be performed by the service providers set forth under the Servicing Agreement that was previously in effect.

(d)               Notwithstanding anything to the contrary contained herein (including Sections 4 and 13(a)), each Servicing Agreement shall provide that the Servicer shall be required to service and administer the Mortgage Loan in accordance with the Servicing Standard as set forth in such Servicing Agreement, and any Holder who is not a Borrower or a Borrower Party Affiliate shall be deemed a third-party beneficiary of such provisions of the Servicing Agreement. It is understood that any Non-Lead Note Holder may separately appoint a servicer for its Non-Lead Note, by itself or together with other assets, but any such servicer will have no responsibility hereunder and shall be compensated solely by the applicable Non-Lead Note Holder from funds payable to it hereunder or otherwise.

(e)                The Holders acknowledge that the Servicer is to comply with this Agreement and the Mortgage Loan Documents in connection with the servicing of the Mortgage Loan.

(f)                If any Note is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Holders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interest of the pro rata share of each Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Borrower, or exercise or refrain from exercising any powers or rights that the Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the startup day of the REMIC that includes any Note (or any portion thereof). Each Holder agrees that the provisions of this paragraph shall be effected by compliance with any REMIC provisions in the Servicing Agreement relating to the administration of the Mortgage Loan.

(g)               In the event that one of the Notes is included in a REMIC, the other Holders shall not be required to reimburse such Holder or any other Person for payment of any taxes imposed on such REMIC or Advances therefor or for any interest on such Advance or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, nor shall any disbursement or payment otherwise distributable to the other Holders be reduced to offset or make-up any such payment or deficit.

3.                  Priority of Notes. The Notes shall be of equal priority, and no portion of any Note shall have priority or preference over any portion of any other Note or security therefor. Except for the Excluded Amounts, all amounts tendered by the Borrower or otherwise available for payment on the Mortgage Loan, whether received in the form of Monthly Payments, a balloon payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other instrument serving as security on the Mortgage Loan, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain shall be distributed by the Master Servicer and applied to the Notes on a Pro Rata and Pari Passu Basis.

The Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Mortgage Loan to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) to pay the parties to any Securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Mortgage Loan and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

4.                  Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 13 of this Agreement, and the obligation to act in accordance with the Servicing Standard, if the Lead Note Holder, or any Servicer, in connection with a workout or proposed workout of the Mortgage Loan, modifies the terms thereof such that (i) the Mortgage Loan Principal Balance is decreased, (ii) the Mortgage Interest Rate is reduced, (iii) payments of interest or principal on any Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan, such modification shall not alter, and any modification of the Mortgage Loan Documents shall be structured to preserve, the equal priorities of the Notes as described in Section 3.

5.                  Accounts; Payment Procedure. The Servicing Agreement shall provide that the Master Servicer shall establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Holders hereby directs the Master Servicer, in accordance with the priorities set forth in Section 3 hereof, and subject to the terms of the Servicing Agreement, (i) to deposit into the applicable Collection Account within the time period specified in the Servicing Agreement all payments received with respect to the Mortgage Loan and (ii) to remit from the applicable Collection Account for deposit or credit on the applicable Master Servicer Remittance Date all payments received with respect to and allocable to any Note by wire transfer to accounts maintained by the related Holder; provided that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(d)(vii) of this Agreement.

If any Servicer holding or having distributed any amount received or collected in respect of any Note determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of any Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to the related Holder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to the related Holder, and such related Holder shall promptly on demand repay to such Servicer the portion thereof, which shall have been theretofore distributed to such Holder, together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Borrower, the related Holder, any Servicer or such other person or entity with respect thereto. Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Master Servicer. The Master Servicer shall have the right to offset any amounts due hereunder from any Holder with respect to the Mortgage Loan against any future payments due to such Holder under the Mortgage Loan, provided, that the obligations of the Holders under this Section 5 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of any Holder against any other Holder. The obligations of the Holders under this Section 5 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third-party beneficiary of these provisions.

6.                  Limitation on Liability. Subject to the terms of the Servicing Agreement, no Holder (including the Master Servicer or the Special Servicer on its behalf) shall have any liability to any other Holder with respect to any Note, except (1) with respect to the Advance reimbursement provisions set forth in Section 17 and (2) with respect to losses actually suffered due to the gross negligence, willful misconduct or material breach of this Agreement on the part of such Holder (including the Master Servicer or the Special Servicer on its behalf, except that the Master Servicer’s or Special Servicer’s liability may be further limited or expanded as set forth in the Servicing Agreement).

7.                  Representations of the Holders. Each of the Holders hereby represents and warrants to, and covenants with each other Holder that, as of the date hereof (or, in connection with a new Holder of a Note following a Transfer, as of the date of such Transfer):

(i)            It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

(ii)            The execution and delivery of this Agreement by such Holder, and performance of, and compliance with, the terms of this Agreement by such Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii)            Such Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv)            This Agreement is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v)            It has the right to enter into this Agreement without the consent of any third party.

(vi)            It is the holder of the respective Note for its own account in the ordinary course of its business.

(vii)            It has not dealt with any broker, investment banker, agent or other person, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(viii)            It is a Qualified Transferee.

8.                  Independent Analyses of each Holder. Each Holder acknowledges that, except for the representations made in Section 7, it has, independently and without reliance upon any other Holders and based on such documents and information as such Holder has deemed appropriate, made its own credit analysis and decision to purchase its respective Note. Each Holder hereby acknowledges that the other Holders shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrower. Each Holder assumes all risk of loss in connection with its respective Note for reasons other than gross negligence, willful misconduct or breach of this Agreement by any other Holder or negligence, willful misconduct or bad faith by any Servicer subject to the terms of the Servicing Agreement.

9.                  No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute among any Holder (or the Master Servicer, Special Servicer or Trustee on its behalf) and any other Holder a partnership, association, joint venture or other entity. Each Holder (or the Master Servicer, Special Servicer or Trustee on its behalf) shall have no obligation whatsoever to offer to the other Holders the opportunity to purchase notes or interests relating to any future loans originated by such Holder or any of its Affiliates, and if any Holder chooses to offer to any of the other Holders, the opportunity to purchase notes or interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. None of the Holders shall have any obligation whatsoever to purchase from any other Holder any notes or interests in any future loans originated by any other Holder or any of its Affiliates.

10.              Not a Security. None of the Notes shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

11.              Other Business Activities of the Holders. Each Holder acknowledges that the other Holders may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Borrower Party Affiliate, and receive payments on such other loans or extensions of credit to any Borrower Party Affiliate and otherwise act with respect thereto freely and without accountability, but only if none of the foregoing violate the Mortgage Loan Documents, in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

12.              Transfer of Notes. (a)  Each Holder may Transfer up to 49% (in the aggregate) of its beneficial interest in its Note whether or not the related transferee is a Qualified Transferee without a Rating Agency Confirmation. Each Holder agrees it shall not Transfer more than 49% (in the aggregate) of its beneficial interest in its Note, except to a Qualified Transferee, unless (i) prior to a Securitization of any Note, the other Holders have consented to such Transfer, in which case the related transferee (and its Affiliates) shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, (ii) after a Securitization of any Note, a Rating Agency Confirmation has been received with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, or (iii) such Transfer is in connection with a sale by a Securitization Trust; provided that if such Transfer is a Transfer of the Lead Note, such Transfer is to a Qualified Transferee. With respect to any Transfers pursuant to (i) or (ii) above (except with respect to a Transfer to a Securitization Trust) such transferee must (x) assume in writing the obligations of the transferring Holder hereunder and agree to be bound by the terms and provisions of this Agreement and, if applicable, the Servicing Agreement and (y) remake each of the representations and warranties contained herein for the benefit of the other Holders. Notwithstanding the foregoing, without the non-transferring Holder’s prior consent (which will not be unreasonably withheld), and, if such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the Depositor to rate the securities issued in connection with such Securitization, no Holder shall Transfer all or any portion of its Note to a Borrower or a Borrower Party Affiliate and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. None of the provisions of this Section 12(a) shall apply in the case of a sale of all of the Notes together, in accordance with the terms and conditions of the Lead Securitization PSA.

(b)               Except for a Transfer made in connection with a Securitization, or a Transfer made by a Holder to an Affiliate, at least five (5) days prior to a transfer of any Note, the transferring Holder shall provide to the other Holders and, if any Certificates are outstanding, to the Rating Agencies, a certification that such transfer will be made in accordance with this Section 12, such certification to include (1) the name and contact information of the transferee and (2) if applicable, a certification by the transferee that it is a Qualified Transferee.

(c)                The Holders acknowledge and agree that, to the extent specifically required, any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge the transferring Holder customary fees in connection with providing such Rating Agency Confirmation.

(d)               Notwithstanding anything to the contrary contained herein, each Holder may pledge or transfer (a “Pledge”) its Note to any entity (other than a Borrower or any

Borrower Party Affiliate) that has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), or to a Person with respect to which a Rating Agency Confirmation has been obtained, on terms and conditions set forth in this Section 12(d), it being further agreed that a financing provided by a Note Pledgee to any Holder or any Affiliate that controls such Holder that is secured by such Holder’s interest in its respective Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder on the condition that all applicable terms and conditions of this Section 12 are complied with. A Note Pledgee that is not a Qualified Transferee may not take title to a Note without a Rating Agency Confirmation. Upon written notice, if any, by the pledging Holder to the other Holders and the Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the other Holders agree to acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Holder in respect of its obligations to the other Holders hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within 10 days after request therefor; (iv) that the other Holders shall accept any cure by such Note Pledgee of any default of the pledging Holder which such pledging Holder has the right to effect hereunder, as if such cure were made by such pledging Holder; (v) that the other Holders or Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to the other Holders; and (vi) that, upon written notice (a “Redirection Notice”) to the Servicer by such Note Pledgee that the pledging Holder is in default beyond any applicable cure periods with respect to the pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or other agreements relating to the Pledge between the pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee (or at any time that pledging Holder otherwise directs that such payment be made to Note Pledgee pursuant to a separate notice) shall be entitled to receive any payments that any Servicer would otherwise be obligated to make to the pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Holder hereby unconditionally and absolutely releases the other Holders and any Servicer from any liability to the pledging Holder on account of any Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or other Holders in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law, the pledge agreement, repurchase agreement or similar agreement between the pledging Holder and the

Note Pledgee and this Agreement. In such event, or if the pledging holder otherwise assigns its interests to the Note Pledgee, the other Holders and the Servicer shall recognize such Note Pledgee (and any transferee (other than a Borrower or any Borrower Party Affiliate) that is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and such Person’s successor and assigns, as the successor to the pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 12(d) shall remain effective as to any Holder (and any Servicer) unless and until such Note Pledgee shall have notified such Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

13.              Exercise of Remedies by the Servicer. (a)  Subject to the terms of this Agreement and the Servicing Agreement and subject to the rights and consents, where required, of the Directing Holder, the Servicer shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole and exclusive authority to (i) modify or waive any of the terms of the Mortgage Loan Documents, (ii) consent to any action or failure to act by the Borrower or any party to the Mortgage Loan Documents, (iii) vote all claims with respect to the Mortgage Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Mortgage Loan or to refrain from exercising any powers or rights under the Mortgage Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Mortgage Loan or institute any foreclosure action, and the Holders shall have no voting, consent or other rights whatsoever with respect to the Servicer’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan other than as provided in the Servicing Agreement. Subject to the terms and conditions of the Servicing Agreement, the Servicer shall have the sole and exclusive authority to make Property Advances with respect to the Mortgage Loan. Except as otherwise provided in this Agreement, each Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer the rights, if any, that such Holder has to (A) call or cause the Servicer to call an Event of Default under the Mortgage Loan, or (B) exercise any remedies with respect to the Mortgage Loan or the Borrower, including, without limitation, filing or causing the Lead Note Holder or such Servicer to file any bankruptcy petition against the Borrower. Each Holder shall, from time to time, execute such documents as any Servicer shall reasonably require to evidence such assignment with respect to the rights described in clause (iii) of the first sentence in this Section 13(a).

(b)               The Lead Servicer and the related Trustee shall not have any fiduciary duty to the Non-Lead Note Holders in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Servicer and the related Trustee from their respective obligation under this Agreement and the Servicing Agreement to make any disbursement of funds as set forth herein).

(c)                The Holders hereby acknowledge and agree that the Servicing Agreement shall provide that, subject to the satisfaction of the conditions set forth in the next sentence, upon the Mortgage Loan becoming a Defaulted Mortgage Loan, if the Special Servicer determines to sell the Defaulted Mortgage Loan (or the Lead Note), it will be required to sell the entire Defaulted Mortgage Loan as a single whole loan (i.e., both the Lead Note and Non-Lead Notes). Any such sale of the entire Defaulted Mortgage Loan is subject to the satisfaction of the following:

(i)            Each Non-Lead Note Holder has provided written consent to such sale; or

(ii)            The Special Servicer has delivered the following notices and information to each Non-Lead Note Holder:

(1)               at least 15 Business Days prior written notice of any decision to attempt to sell the Defaulted Mortgage Loan;

(2)               at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale;

(3)               at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File requested by a Non-Lead Note Holder; and

(4)               until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.

Any Non-Lead Note Holder may waive any delivery or timing requirements set forth above only for itself. Subject to the foregoing, each of the Lead Note Holder, the Directing Holder, the Non-Lead Note Holders and the Non-Directing Holders shall be permitted to submit an offer at any sale of the Defaulted Mortgage Loan (unless such Person is a Borrower or a Borrower Party Affiliate).

The Non-Lead Note Holders hereby appoint the Lead Note Holder as their agent, and grant to the Lead Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the Non-Lead Notes. Each Non-Lead Note Holder further agrees that, upon the request of the Lead Note Holder, such Non-Lead Note Holder shall execute and deliver to or at the direction of Lead Note Holder such powers of attorney or other instruments as the Lead Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following such request, and shall deliver the related original Non-Lead Note, endorsed in blank, to or at the direction of the Lead Note Holder in connection with the consummation of any such sale.

(d)               Notwithstanding anything to the contrary contained herein, the exercise by the Servicer on behalf of the Holders of its rights under this Section 13 shall be subject in all respects to any section of the Servicing Agreement governing REMIC administration, and in no event shall the Servicer be permitted to take any action or refrain from taking any action if taking or failing to take such action, as the case may be, would violate the laws of any applicable jurisdiction, breach the Mortgage Loan Documents or be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement or violate the REMIC provisions of the Code or any regulations promulgated thereunder, including, without limitation, the provisions of Section 2(f) of this Agreement.

14.              Rights of the Directing Holder. (a) The Directing Holder shall be entitled to exercise the rights and powers granted to the Directing Holder hereunder and the rights and powers granted to the “Directing Holder,” “Controlling Class Certificateholder,” “Controlling Class Representative” or similar party under, and as defined in, the Servicing Agreement with respect to the Mortgage Loan. In addition, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all matters related to a Specially Serviced Mortgage Loan and (2) the Special Servicer with respect to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and, except as set forth below (i) the Master Servicer shall not be permitted to take any Major Action unless it has obtained the prior written consent of the Special Servicer and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any Major Action nor will the Special Servicer itself be permitted to take any Major Action as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after receipt of the written recommendation and analysis and such additional information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment with respect to such Major Action. The Directing Holder may also direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Directing Holder may deem advisable, subject to the terms of the Servicing Agreement.

(b)       If the Directing Holder fails to notify the Special Servicer of its approval or disapproval of any proposed Major Action within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after delivery to the Directing Holder by the applicable Servicer of written notice of a proposed Major Action together with any information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment, then upon the expiration of such ten (10) Business Day (or 30 days with respect to an Acceptable Insurance Default) period, such Major Action shall be deemed to have been approved by the Directing Holder.

(c)       In the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by the Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder is necessary to protect the interests of the Holders (as a collective whole) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response.

(d)       No objection, direction or advice contemplated by the preceding paragraphs may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the Mortgage Loan Documents, applicable law, the Servicing Agreement, this Agreement, the REMIC provisions of the Code or the Master Servicer or Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the Master Servicer or the Special Servicer to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Servicing Agreement.

(e)       The Directing Holder shall have no liability to the other Holders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Holders agree that the Directing Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Holder over the other Holder, and that the Directing Holder may have special relationships and interests that conflict with the interests of another Holder and, absent willful misfeasance, bad faith or gross negligence on the part of the Directing Holder agree to take no action against the Directing Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Directing Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Holder.

The Holders acknowledge that the Servicing Agreement may contain certain provisions that give any operating advisor certain non-binding consultation rights with respect to Major Actions.

15.              Appointment of Special Servicer. Subject to the terms of the Servicing Agreement, the Directing Holder shall have the right at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mortgage Loan and appoint a Qualified Servicer as the replacement Special Servicer in lieu thereof. The Directing Holder shall designate a Person to serve as Special Servicer by delivering to the other Holders (including, to the extent a Note is included in a Securitization, the parties to the related PSA) a written notice stating such designation and by satisfying the other conditions required under the Servicing Agreement (including, without limitation, a Rating Agency Confirmation, if required by the terms of the Servicing Agreement), if any.

16.              Rights of the Non-Directing Holders. (a) The Lead Securitization PSA shall provide that the Servicer shall be required:

(i)            to provide copies of the same notices, information and reports that it is required to provide to the Directing Holder pursuant to the Servicing Agreement with respect to any Major Actions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan to the Non-Directing Holders (but without regard to whether or not the Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event), within the same time frame as specified with respect to the Directing Holder (but without regard to whether or not the Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event), provided, however, that if a Note has been included in a Non-Lead Securitization transaction, then for any information for which the Special Servicer would be required to provide to such Non-Directing Holder, the Special Servicer shall provide such notice to the master servicer of the Non-Lead Securitization(s), who shall forward such notice as and when required under the terms of the related Securitization documents; and

(ii)            to consult with each Non-Directing Holder on a strictly non-binding basis, if, having received such notices, information and reports, such Non-Directing Holder requests consultation with respect to any such Major Action or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Directing Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Directing Holder of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the Servicer shall no longer be obligated to consult with the Non-Directing Holders, whether or not the Non-Directing Holders have responded within such ten (10) Business Day period (unless the Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be begin anew from the date of such proposal and delivery of all information relating thereto).

(b)               Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holders, the Servicer may take any Major Action or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Holders.

(c)                In addition to the foregoing non-binding consultation rights, the Non-Directing Holders shall have the right to annual conference calls with the Master Servicer or the Special Servicer upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

(d)               In no event shall the Servicer be obligated at any time to follow or take any alternative actions recommended by any of the Non-Directing Holders.

(e)                Any Non-Directing Holder that is a Borrower or a Borrower Party Affiliate shall not be entitled to any of the rights set forth in this Section 16.

17.              Advances; Reimbursement of Advances. (a)  From time to time, (i) pursuant to terms of the Servicing Agreement, the Lead Servicer and/or the related Trustee may be obligated to make (1) Property Advances with respect to the Mortgage Loan or the Mortgaged Property and (2) P&I Advances with respect to the Lead Note and (ii) pursuant to the terms of a Non-Lead Servicing Agreement, the related Non-Lead Master Servicer and/or the related Trustee may be obligated to make P&I Advances with respect to a Non-Lead Note. The Lead Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Non-Lead Note and the related Non-Lead Master Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Lead Note, any other Non-Lead Note or any Property Advance. The Lead Servicer, each Non-Lead Master Servicer and any Trustee will be entitled to interest on any Advance made in the manner and from the sources provided in the applicable PSA.

(b)               The Lead Servicer and the related Trustee, as applicable, will be entitled to reimbursement for a Property Advance, first from the Collection Account established with respect to the Mortgage Loan, and then, if such Property Advance is a Nonrecoverable Advance, if such funds on deposit in the Collection Account are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement.

(c)                To the extent amounts on deposit in the Collection Account with respect to the Mortgage Loan are insufficient to reimburse the Lead Servicer for any Property Advance and/or interest thereon and the Lead Servicer or the related Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Property Advance or interest thereon, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall be required to, promptly following notice from the Lead Servicer, pay to the Lead Securitization for its pro rata share of such Property Advance and/or interest thereon at the Reimbursement Rate. In addition, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall promptly reimburse the Lead Servicer or the related Trustee for such Non-Lead Note Holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan as to which the Lead Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Servicing Agreement (to the extent amounts on deposit in the Collection Account with respect to the Mortgage Loan are insufficient for reimbursement of such amounts).

(d)               The parties to each PSA shall each be entitled to make their own recoverability determination with respect to a P&I Advance based on the information that they have on hand and in accordance with such PSA.

(e)                If the Lead Servicer or the related Trustee elects to defer the reimbursement of a Property Advance in accordance with the terms of the Servicing Agreement, the Lead Servicer or the related Trustee shall also defer its reimbursement of each Non-Lead Note share from the Non-Lead Note Holders.

18.              Provisions Relating to Securitization.

(a)  New Notes. For so long as a Note is not included in a Securitization, the Holder of such Note (the “Resizing Holder”) shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes (“Amended Notes”) or additional notes (“New Notes”) reallocating the principal of the Note or Notes that it owns (but in no case any Note that it does not then own) among Amended Notes and New Notes or severing a Note into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of the Note or Notes being amended or created, provided that (i) the aggregate principal balance of the Amended Notes and New Notes following such amendments is no greater than the principal balance of the Amended Notes and New Notes prior to such amendments, (ii) all New Notes continue to have the same interest rate as the Amended Note of which it was a part prior to such amendments, (iii) all New Notes pay pro rata and on a pari passu basis with the Amended Notes and such reallocated or component notes shall be automatically subject to the terms of this Agreement and (iv) the Resizing Holder holding the New Notes shall notify each other Holder, as applicable, and, if any other Note has been included in a securitization, the parties under each applicable PSA, in writing (which may be by email) of such modified allocations and principal amounts. In connection with the foregoing, (1) the Master Servicer is hereby authorized to execute amendments to the Loan Agreement and this Agreement (or to amend and restate the Loan Agreement and this Agreement) on behalf of any or all of the Holders for the purpose of reflecting such reallocation of principal or such severing of a Note, (2) if a Note is severed into “component” notes, such component notes shall each have their same rights as the respective original Note, (3) the definition of the term “Securitization” and all of the related defined terms may be amended (and new terms added, as necessary) to reflect the New Notes and (4) if Note A-1 is severed into “component” notes, another note (or one of the New Notes) may be substituted for Note A-1 in the definition of “Designated Holder” and “Directing Holder” and the definitions of “Lead Note” and “Lead Securitization” and “Non-Directing Holder” will be revised accordingly. Neither Rating Agency Confirmation nor approval of the Directing Holder shall be required for any amendments to this Agreement required to facilitate the terms of this Section 18(a). The Resizing Holder whose Note is being reallocated or split pursuant to this Section 18(a) shall reimburse the other Holders for all costs and expenses incurred by the other Holders in connection with the reallocation or split.

(b)               Each Non-Lead Servicing Agreement shall provide that:

(i)            the applicable master servicer or Trustee for such Securitization shall be required to notify the master servicer, special servicer and Trustee of each other Securitization of the amount of any P&I Advance it has made with respect to the Note included in such Securitization within two Business Days of making such advance;

(ii)            if the applicable master servicer, special servicer or Trustee determines that a proposed P&I Advance, if made, or any outstanding P&I Advance previously made, would be, or is, as applicable, a nonrecoverable advance, the master servicer shall provide the other servicers written notice of such determination within 2 Business Days after such determination was made;

(iii)            in the event such Non-Lead Note Holder is responsible for its proportionate share of any Nonrecoverable Advances (or any other portion of a Nonrecoverable Advance) (and advance interest thereon) or other fee or expense pursuant to Section 17, and funds received with respect to such Non-Lead Note are insufficient to cover such amounts, (x) the related master servicer will be required (to the extent of the related Non-Lead Note Holder’s proportionate share) to pay the Master Servicer, Special Servicer or Trustee under the Servicing Agreement, as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement and (y) if the Servicing Agreement permits the Master Servicer, Special Servicer or Trustee under the Servicing Agreement to pay itself from the Lead Securitization Trust’s general account then the master servicer under the related Non-Lead Servicing Agreement will be required (to the extent of the related Non-Lead Note Holder’s proportionate share) to reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement;

(iv)            each of the Master Servicer and the Special Servicer shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each such party and to the extent of the related Non-Lead Note Holder’s proportionate share) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA that relate solely to its servicing of the Mortgage Loan, as applicable, and the master servicer under the related Non-Lead Servicing Agreement will be required to reimburse (to the extent of the related Non-Lead Note Holder’s proportionate share) the Master Servicer, Special Servicer or Trustee under the Servicing Agreement, as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement;

(v)            each of Trustee and the master servicer under the Non-Lead Servicing Agreement, as applicable, shall acknowledge that, (i) each of the Master Servicer and the Trustee under the Servicing Agreement will be (to the extent of the related Non-Lead Note Holder’s proportionate share) a third party beneficiary under the Non-Lead Servicing Agreement with respect to any provisions therein relating to (1) the reimbursement of any nonrecoverable advances made with respect to such Non-Lead Note by the Master Servicer or the Trustee under the Servicing Agreement and (2) as to the Master Servicer only, the indemnification of the Master Servicer against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA and relating to such Non-Lead Note and (ii) the Special Servicer will be (to the extent of the related Non-Lead Note Holder’s proportionate share) a third party beneficiary under the related Non-Lead Servicing Agreement with respect to any provisions therein relating to (1) the reimbursement of any nonrecoverable advances made with respect to such Non-Lead Note by the Special Servicer (it being understood that the Special Servicer is not required to make any Advances) and (2) the indemnification of the Special Servicer against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA and relating to such Non-Lead Note; and

(vi)            the Master Servicer, the Special Servicer, the Trustee and the Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(c)                Notices to Parties.

(i)            The Holder of the Lead Note shall provide the Depositor, the Trustee, the Servicer, and the Special Servicer under each Non-Lead Servicing Agreement notice of the Lead Securitization in writing (which may be by email) prior to, or promptly following the Lead Securitization Date. Such notice shall contain contact information for each of the parties to the Lead Securitization PSA and the identity of the Controlling Class Representative under the Lead Securitization PSA. In addition, on the Lead Securitization Date, the Lead Note Holder shall send a copy (in EDGAR-compatible format) of the Lead Securitization PSA to each Non-Lead Note Holder (or in the case of any Non-Lead Note that is in a Securitization, to the Depositor, the Servicer, and the Special Servicer under the related Non-Lead Servicing Agreement).

(ii)            The Holder of each Note that is not included in the Lead Securitization shall provide the Depositor, the Servicer and the Special Servicer under the Lead Securitization PSA (as of the closing date of each respective Securitization) (provided such party is not also a party to the related PSA) notice of the applicable Securitization in writing (which may be by email) prior to or promptly following the closing date of such Securitization. Such notice shall contain contact information for each of the parties to the related PSA and the identity of the Controlling Class Representative under the related PSA. In addition, after the closing date of the related Securitization, the applicable Holder shall send a copy of the related PSA to the Depositor, the Servicer and the Special Servicer under the Lead Securitization PSA (as of closing date of such Securitization).

(iii)            The Holder of any Note that, upon closing of the Securitization of such Note, will constitute the Lead Note under this Agreement, shall give the other Note Holders (except any Holder of any other Note included in such Securitization) written notice in a timely manner (but no later than two (2) Business Day after the applicable filing date) of any 8-K/A filing made by the Depositor regarding the related PSA if such filing contains revisions or changes to such PSA that are material to the other Note Holders.

(d)               The Lead Securitization PSA shall:

(i)            provide that the Master Servicer and Trustee for such Securitization shall be required to notify the servicer, special servicer and Trustee of each other Securitization of the amount of any P&I Advance it has made with respect to the Note included in such Securitization within two Business Days of making such advance;

(ii)            provide that if the Master Servicer or Trustee determines that a proposed Advance, if made, or any outstanding Advance previously made, would be, or is, as applicable, a nonrecoverable advance, the Master Servicer shall provide the other servicers written notice of such determination within two Business Days after such determination was made;

(iii)            provide that the Master Servicer shall remit all payments received (or advanced) with respect to any Non-Lead Note, net of its Servicing Fee and any other applicable fees and reimbursements payable to the Master Servicer, the Special Servicer and the Trustee, to the Non-Lead Note Holder on the applicable Master Servicer

Remittance Date; provided, that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 18(d)(vii) below;

(iv)            provide that the Master Servicer agrees to make available to each master servicer under a Non-Lead Servicing Agreement the CREFC® Investor Reporting Package® pursuant to the terms of the Servicing Agreement on a monthly basis on the applicable Master Servicer Remittance Date;

(v)            provide that (a) the Master Servicer, any primary servicer, the Special Servicer and the Trustee for the Lead Securitization, certificate administrator or other party acting as custodian for the Lead Securitization shall be required to deliver (and shall be required to cause each other servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver), to the parties to any Non-Lead Servicing Agreement, at its own expense, in a timely manner, the reports, certifications, compliance statements, accountants’ assessments and attestations, information to be included in reports (including, without limitation, Form ABS-15G, Form 10K, Form 10D, Form 8K), notices, and other materials specified in each of the other Servicing Agreements as the parties to each Non-Lead Securitization may require in order to comply with (1) their obligations under the Securities Act of 1933, as amended, Securities Exchange Act of 1934 (including Rule 15Ga-1), as amended, Regulation AB and Form SF-3, and (2) any applicable comment letter from the United States Securities and Exchange Commission (the “Commission”) or its obligations with respect to any Deficient Exchange Act Deliverable and any other applicable law and (b) without limiting the generality of the foregoing, the Depositor or the related Lead Note Holder for a Lead Securitization shall provide in a timely manner to the depositor and the Trustee for any prior Securitization a copy of the Lead Securitization PSA and each Lead Servicer (at the expense of the Lead Note Holder) will be required, upon prior written request, to provide to the depositor and the Trustee for any prior Securitization any other information required to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K, any other disclosure information required pursuant to Regulation AB in a timely manner for inclusion in any disclosure document (and, with respect to the Servicing Agreement, for filing under Form 8-K), and with respect to the Lead Servicers (at the expense of the requesting party), upon prior written request, market indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization. As used in this Agreement, “Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§  229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein. The Master Servicer, any primary servicer and the Special Servicer, upon prior written request, shall each be required to provide certification and indemnification to each Certifying Person with respect to the Sarbanes-Oxley Certification (or analogous terms) as such terms are defined in the related Non-Lead Servicing Agreements;

(vi)            provide that the servicing duties of each of the Master Servicer and Special Servicer under the Servicing Agreement shall include the duty to service each Non-Lead Note on behalf of the Holders (including the related Trustees and related Certificate holders) in accordance with the terms and provisions of this Agreement;

(vii)            provide that, with respect to any/each Non-Lead Note, the Master Servicer shall withdraw from the related Collection Account and remit to the Holder of the Non-Lead Note, within one (1) Business Day of receipt of properly identified and available funds, any amounts that represent late collections or principal prepayments on such Non-Lead Note or any successor REO Property with respect thereto (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with this Agreement), unless such amount would otherwise be included in the monthly remittance to the Holder of such Non-Lead Note for such month; provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit late collections to the Non-Lead Master Servicer within one Business Day of receipt of properly identified and available funds but, in any event, the Master Servicer shall remit such amounts within two Business Days of receipt of properly identified funds;

(viii)            provide that the Non-Lead Note Holders are intended third-party beneficiaries in respect of the rights afforded it under the Servicing Agreement and each master servicer under a Non-Lead Servicing Agreement will be entitled to enforce the rights of the related Trustee with respect to such Non-Lead Note under this Agreement and the Servicing Agreement;

(ix)            provide that each master servicer and special servicer under any Non-Lead Servicing Agreement shall be a third-party beneficiary of the Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such master servicer or special servicer, as the case may be, and the provisions regarding coordination of Advances;

(x)            provide that it shall not be amended in a manner that materially and adversely affects the rights of the Non-Lead Note Holders without their consent;

(xi)            satisfy Moody’s rating methodology as of the Closing Date of the Lead Securitization related to permitted investments and eligible accounts applicable to securities rated “Aaa” by Moody’s;

(xii)            provide that, in connection with (A) any amendment of the Servicing Agreement, a party to such Servicing Agreement is required to provide a copy of the executed amendment to the depositor under each related Non-Lead Servicing Agreement and one or more parties to the related Non-Lead Servicing Agreement (which may be by e-mail), together with a copy of such amendment in electronic format, no later than the effective date of such amendment, and (B) the termination, resignation and/or replacement of the Master Servicer or Special Servicer under the Servicing Agreement, the replacement “master servicer” or replacement “special servicer”, as applicable, is required to provide to the depositor under each related Non-Lead Servicing Agreement and one or more parties to the related Non-Lead Servicing Agreement all disclosure about itself that is required to be included in Form 8-K no later than the date of effectiveness thereof (including, without limitation, any disclosure required under Item 1108 of Regulation AB) for the related Non-Lead Securitization to comply with the applicable reporting obligations under the Securities Exchange Act of 1934, as amended;

(xiii)            provide that “servicer termination events” (or any analogous term under the Servicing Agreement) include customary market termination events with respect to failure to make advances, failure to remit payments to the Non-Lead Note Holders as required, failure to deliver (or cause to be delivered) materials or information required in order for the Non-Lead Note Holders or the depositor under a related Non-Lead Servicing Agreement to timely comply with its obligations under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or Form SF-3, and for rating agency triggers with respect to any Certificates, subject to customary grace periods (provided that, in the case of failures related to the securities laws, such grace periods will not cause a depositor under a Non-Lead Servicing Agreement to fail to comply with the applicable provisions of such securities laws);

(xiv)            provide that if a Non-Lead Note becomes the subject of an Asset Review under a Non-Lead Servicing Agreement, the applicable parties to the Servicing Agreement are required to reasonably cooperate with the related asset representations reviewer and other applicable party to such Non-Lead Servicing Agreement in connection with such Asset Review, including with respect to providing access to related underlying documents to the extent the asset representations reviewer and any such other applicable party to the Non-Lead Servicing Agreement has not obtained such documents from the related Non-Lead Note Holder and such documents are in the possession of the applicable party to the Servicing Agreement;

(xv)            provide that the Non-Lead Note Holders shall be entitled to the same indemnity as the Lead Note Holder under the Lead Securitization PSA with respect to the following items; each of the Master Servicer, the Special Servicer, the Trustee, the certificate administrator, the operating advisor, and the custodian shall be required to indemnify each certifying person and the Depositor under any Non-Lead Servicing Agreement, and their respective directors and officers and controlling persons, to the same extent that they indemnify the Depositor of the Lead Securitization (in its capacity as such) and each certifying person for (i) its failure to deliver the items in clause (v) above in a timely manner, (ii) its failure to perform its obligations to such Depositor of a Non-Lead Securitization or Trustee of a Non-Lead Securitization under the Reporting Article (or any article substantially similar thereto) of the Lead Securitization PSA by the time required after giving effect to any applicable grace period or cure period, (iii) the failure of any servicer or servicing function participant retained by it to perform its obligations to such Depositor of a Non-Lead Securitization or Trustee of a Non-Lead Securitization under such the Reporting Article (or any article substantially similar thereto) of the Lead Securitization PSA by the time required and/or (iv) any deficient Securities Exchange Act of 1934 report regarding, and delivered by or on behalf of, such party; and

(xvi)            provide that, subject to certain applicable market caps and floor provisions, the special servicing, workout and liquidation fee rates shall not exceed 0.25%, 1.00% and 1.00% (or, if such rate would result in a workout fee or liquidation fee that would be less than $25,000, such higher rate as would result in a workout fee or liquidation fee equal to $25,000), respectively, subject to any market minimum special servicing fees and fee offsets set forth in the Servicing Agreement.

19.              Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.              Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, except (i) to cure any ambiguity, (ii) to correct any error, (iii) to correct or supplement any provisions herein that may be defective or inconsistent with any other provision or provisions herein or in the Servicing Agreement or (iv) as set forth in Section 18(a), this Agreement may not be modified unless a Rating Agency Confirmation has been delivered with respect to each Securitization.

21.              Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Each of the Master Servicer, Non-Lead Master Servicer and related Trustee is an intended third-party beneficiary of this Agreement. Except as provided in Section 5 and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

22.              Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement

23.              Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

24.              Notices. Unless stated otherwise, all notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission or email if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

25.              Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than any Notes that are not included in the Note A-1 Securitization) will be held by the Note A-1 Trustee (or by a custodian on its behalf) under the terms of the Note A-1 PSA on behalf of all of the Holders; provided however, if the Note A-1 Securitization is not the First Securitization, the originals of all of the Mortgage Loan Documents (other than any Note(s) not included in the First Securitization) will be held by the Trustee for the First Securitization (or by a custodian on its behalf), under the terms of the First Securitization PSA, on behalf of all of the Holders until the Note A-1 Securitization Date, at which time the originals of all of the Mortgage Loan Documents (other than the Notes not included in the Note A-1 Securitization) will be transferred to and held by the Note A-1 Trustee (or by a custodian on its behalf) on behalf of all of the Holders.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Holders has caused this Agreement to be duly executed as of the day and year first above written.

Note A-1 Holder:

LOANCORE CAPITAL MARKETS LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

Note A-2 Holder:

LCM WAREHOUSE VII LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

Note A-3 Holder:

LCM WAREHOUSE VII LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

Note A-4 Holder:

LCM WAREHOUSE VII LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

(CO-LENDER AGREEMENT – HAMPTON ROADS OFFICE PORTFOLIO)

Note A-5 Holder:

LOANCORE CAPITAL MARKETS LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

Note A-6 Holder:

LCM WAREHOUSE VII LLC

By:	/s/ Tyler Shea
Name: Tyler Shea
Title: Authorized Signatory

(CO-LENDER AGREEMENT – HAMPTON ROADS OFFICE PORTFOLIO)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan

Borrower:	Hampton Roads I Owner, LLC, Hampton Roads II Owner, LLC, Hampton Roads III Owner, LLC, Hampton Roads IV Owner, LLC, Hampton Roads V Owner, LLC, Hampton Roads VI Owner, LLC, Hampton Roads VII Owner, LLC, Hampton Roads VIII Owner, LLC, Hampton Roads IX Owner, LLC, Hampton Roads TRS Holding A, LLC, Hampton Roads TRS Holding B, LLC and Hampton Roads TRS Holding C, LLC

A-1

Mortgage Loan Origination Date:	March 28, 2019
Initial Principal Amount of Mortgage Loan:	$133,000,000
Location of Mortgaged Property:

1457 Miller Store Road, Virginia Beach, VA

5 Manhattan Square, Hampton VA

1 Enterprise Parkway, Hampton VA

21 Enterprise Parkway, Hampton VA

22 Enterprise Parkway, Hampton VA

521 Butler Farm Road, Hampton VA

1301 Executive Boulevard, Chesapeake, VA

1305 Executive Boulevard, Chesapeake, VA

1309 Executive Boulevard, Chesapeake, VA

1313 Executive Boulevard, Chesapeake, VA

1317 Executive Boulevard, Chesapeake, VA

500 Independence Parkway, Chesapeake, VA

510 Independence Parkway, Chesapeake, VA

700 Independence Parkway, Chesapeake, VA

501 Independence Parkway, Chesapeake, VA

505 Independence Parkway, Chesapeake, VA

676 Independence Parkway, Chesapeake, VA

200 Golden Oak Court, Virginia Beach, VA

208 Golden Oak Court, Virginia Beach, VA

2809 S. Lynnhaven Road, Virginia Beach, VA

484 Viking Drive, Virginia Beach, VA

629 Phoenix Drive, Virginia Beach, VA

Current Use of Mortgaged Property:	Office – Suburban
Mortgage Interest Rate:	Note A-1: 5.3000% Note A-2: 5.3000% Note A-3: 5.3000% Note A-4: 5.3000% Note A-5: 5.3000% Note A-6: 5.3000%
Maturity Date:	April 6, 2029

A-2

B.       Description of Notes

Mortgage Loan Origination Date:	March 28, 2019
Initial Note A-1 Principal Balance:	$40,000,000
Initial Note A-2 Principal Balance:	$33,000,000
Initial Note A-3 Principal Balance:	$20,000,000
Initial Note A-4 Principal Balance:	$20,000,000
Initial Note A-5 Principal Balance:	$10,000,000
Initial Note A-6 Principal Balance:	$10,000,000
Initial Note A-1 Percentage Interest:	30.0752%
Initial Note A-2 Percentage Interest:	24.8120%
Initial Note A-3 Percentage Interest:	15.0376%
Initial Note A-4 Percentage Interest:	15.0376%
Initial Note A-5 Percentage Interest:	7.5188%
Initial Note A-6 Percentage Interest:	7.5188%
Note A-1 Interest Rate:	5.3000%
Note A-2 Interest Rate:	5.3000%
Note A-3 Interest Rate:	5.3000%
Note A-4 Interest Rate:	5.3000%
Note A-5 Interest Rate:	5.3000%
Note A-6 Interest Rate:	5.3000%
Note A-1 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-1 Interest Rate, compounded monthly
Note A-2 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-2 Interest Rate, compounded monthly
Note A-3 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-3 Interest Rate, compounded monthly
Note A-4 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-4 Interest Rate, compounded monthly
Note A-5 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-5 Interest Rate, compounded monthly
Note A-6 Default Interest Rate:	Lesser of (a) the maximum rate permitted by law or (b) five percent (5%) above the Note A-6 Interest Rate, compounded monthly

A-3

EXHIBIT B

Holders of Note A-1 and Note A-5:

LoanCore Capital Markets LLC
c/o LoanCore Capital
55 Railroad Avenue, Suite 100
Greenwich, Connecticut 06830
Attention: Dan Bennett
Email: dbennett@loancorecapital.com
Fax No.: (203) 861-6006

with a copy to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Jeffrey Rotblat
Facsimile No.: (212) 504-6666

Email: Jeffrey.Rotblat@cwt.com

Holders of Note A-2, Note A-3, Note A-4 and Note A-6:

LCM Warehouse VII LLC

c/o LoanCore Capital

55 Railroad Avenue, Suite 100

Greenwich, Connecticut 06830

Attention: Dan Bennett

Email: dbennett@loancorecapital.com

Fax No: (203) 861-6006

with a copy to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Jeffrey Rotblat
Facsimile No.: (212) 504-6666

Email: Jeffrey.Rotblat@cwt.com

B-1

EXHIBIT C

PERMITTED FUND MANAGERS

Westbrook Partners

iStar Financial Inc.

Capital Trust

Archon Capital, L.P.

Whitehall Street Real Estate Fund, L.P.

The Blackstone Group

Normandy Real Estate Partners

Dune Real Estate Partners

AllianceBernstein

Rockwood

RREEF Funds

Hudson Advisors

Artemis Real Estate Partners

Apollo Real Estate Advisors

Colony Capital, Inc.

Praedium Group

Fortress Investment Group, LLC

Lonestar Opportunity Funds

Clarion Partners

Walton Street Capital, LLC

Starwood Financial Trust

BlackRock, Inc.

Eightfold Real Estate Capital, L.P.

KKR Real Estate Finance Manager LLC

Raith Capital Partners, LLC

Rialto Capital Management, LLC

Rialto Capital Advisors, LLC

C-1